Exhibit 10.1

Hangzhou Shengming Paper Co., Ltd.

Share Transfer Agreement

Transferor: Cheng Loong (Hangzhou) investment Co., Ltd.

Transferee: Evercharm Holdings Limited

Hangzhou Shengming Paper Co., Ltd. (the "Joint Venture") is a Sino-foreign joint venture between Zhejiang Shengda Color Pre-printing Co., Ltd (75% ownership) and Cheng Loong (Hangzhou) investment Co., Ltd (25% ownership) with a fully paid-in registered capital of US $12 million.

Following friendly negotiation, the Transferor and the Transferee have reached the following agreement with respect to the transfer by the Transferor of its 25% equity interests in the Joint Venture to the Transferee:

Article I     Basic Information of the Transferor and the Transferee

1.

Transferor:

Name: Cheng Loong (Hangzhou) investment Co., Ltd;

Registered Address: Level 2. Lotemau Centre, Vaea street, Apia., Western Samoa.

2.

Transferee:

Name: Evercharm Holdings Limited;

Registered Address: P. O. Box 957, Offshore Incorporat ions Centre, Road Town, Tortola, British Virgin Islands .

Article II     Transfer Shares and Purchase Price

The Transferor agrees to transfer its 25% shares in the Joint Venture to the Transferee at the net purchase price of US $3.00 million; and the Transferee agrees to purchase the Transferor's 25% shares in the Joint Venture at the net purchase price of US $3.00 million.

Article III     Payment of the Share Transfer Purchase Price

Within 15 working days from the effective date of this agreement, the Transferee shall pay cash consideration of US $3.00 million to an account designated by the Transferor in writing.

Article IV Both parties agree and promise to take all necessary actions to effectuate this agreement and the transaction contemplated in this agreement, including but not limited to seeking approval of the transaction contemplated in this agreement with competent approval authorities, registering the transaction under this agreement with competent registration agency, or providing assistance in connection with the above actions.

Article V Upon completion of the share transfer under this agreement, the Transferee will own 25% shares in the Joint Venture, and shall be entitled to, perform and assume all rights, obligations and liabilities provided in the articles of associations to the extent of its 25% equity interests in the Joint Venture. In addition, the Transferor relinquishes its right of recourse with respect to the undistributed profits accrued in 2010 but prior to the effective date of this share transfer agreement.

Article VI Within 15 working days from the signing date of this agreement, the Transferor shall provide to the Joint Venture resignation letters from the directors and supervisors it appointed so that the Joint Venture can file and register such changes with the registration agency. If the approval authorities have imposed any other approval requirements regarding change of members in the board of directors, the Transferor shall make its best efforts to facilitate completion of the Joint Venture's approval or registration procedures.

Article VII     Damages for Breach of Contract

If the Transferee fails to pay the full amount of the purchase price within the deadline provided in Article III, for each month's delay, the Transferee shall pay 5% of the due amount as liquidated damages to the Transferor; if there is any delay exceeding three months, in addition to the right to demand the liquidated damages, the Transferor shall have the right to terminate this agreement. Upon such termination, the Transferee shall be liable for all economic loss to the Transferor and the Transferor's equity interest in the Joint Venture.

If the share transfer cannot be completed due to the Transferor's reasons (excluding delays caused by Taiwan or Samoa government authorities), the Transferor shall be liable for all economic loss to the Transferee and the Transferee's equity interest in the Joint Venture.

Article VIII     Dispute Resolution

Any dispute arising from or in connection with this agreement shall be resolved by friendly consultation; if the dispute cannot be resolved by friendly consultation, the dispute shall be submitted to Hangzhou Arbitration Commission for arbitration. The arbitration award rendered by the arbitration tribunal shall be final and binding upon both parties. PRC laws govern the validity, interpretation and performance of this agreement.

IX     This agreement has four counterparts, effective upon execution by both parties.

Transferor: Cheng Loong (Hangzhou) investment Co., Ltd.

Signature of authorized representative

Date: July 1, 2010

Transferee: Evercharm Holdings Limited

Signature of authorized representative

Date: July 1, 2010